UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM SB-2

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
__________________

BY DESIGN, INC.
(Name of small business issuer in its charter)
__________________

Nevada	5020	20-3305472
(State or Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2519 East Kentucky Ave.
Denver, Colorado 80209
(303) 660-6964
 (Address and telephone number of principal executive offices and principal place of business)

Deanie J. Underwood
2519 East Kentucky Ave.
Denver, Colorado 80209
(303) 660-6964
 (Name, address and telephone number of agent for service)

Copies to: With a Copy to:
David J. Wagner, Esq.
David Wagner & Associates, P.C.
Penthouse Suite
8400 East Prentice Avenue
Greenwood Village, Colorado 80111
Office(303) 793-0304
Fax (303) 409-7650

Approximate date of proposed sale to the public:  From time to time after this Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share(1)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.001 par value	197,100	$0.50	$98,550	$50.00
Total	197,100	$0.50	$98,550	$50.00
_____________
(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this Prospectus is not complete and may be changed.  The shareholders may not sell these securities until the registration statement filed with the Securities Exchange Commission is effective.  This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated August      , 2007

BY DESIGN, INC.

197,100
Shares of Common Stock
Par Value $0.001 Per Share

This prospectus relates to the offering by the selling stockholders of By Design, Inc. of up to 197,100 shares of our common stock, par value $0.001 per share.  We will not receive any proceeds from the sale of common stock.

The selling stockholders have advised us that they will sell the shares of common stock from time to time in the open market, in privately negotiated transactions or a combination of these methods, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or otherwise as described under the section of this prospectus titled “Plan of Distribution.”

Our common stock is quoted on the Pink Sheets under the symbol, “BYDE.”

You should rely only on the information contained in this prospectus or any prospectus supplement or amendment. We have not authorized anyone to provide you with different information.

Investing in these securities involves significant risks.  See “Risk Factors” beginning on page 5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.

The date of this Prospectus is August      , 2007.

The information contained in this prospectus is not complete and may be changed.  This prospectus is included in the registration statement that was filed by By Design, Inc. with the Securities and Exchange Commission.  The selling stockholders may not sell these securities until the registration statement becomes effective.  This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUMMARY

The following summary highlights selected information contained in this prospectus.  This summary does not contain all the information you should consider before investing in the securities.  Before making an investment decision, you should read the entire prospectus carefully, including the “Risk Factors” section, the financial statements, and the notes to the financial statements.

For purposes of this prospectus, unless otherwise indicated or the context otherwise requires, all references herein to “By Design,” “we,” “us,” and “our,” refer to By Design, Inc., a Nevada corporation and its wholly-owned subsidiary.

Our Company

We are a Nevada corporation. Our principal business address is 2519 East Kentucky Ave., Denver, Colorado 80209. We were incorporated under the laws of the State of Nevada on February 23, 2005. We have active operations. We market the interior design of real estate projects for our clients, including the sale of associated products. We have a subsidiary known as Stone Select, LLC which markets hand-carved interior and exterior natural stone ornamentation and architectural elements.

We were incorporated as a successor to an operation which began in 1996. The predecessor company was a sole proprietorship owned by Ms. Deanie Underwood also known as “By Design.” This company provided interior design and refurbishment work similar to the present company and averaged two to three clients per year. It was marginally profitable in most years. This company has been absorbed into us and is no longer in existence.

In July, 2005, we completed a registered offering of our common shares under the provisions of the Colorado securities laws and under an exemption from the federal securities laws. We raised a total of $98,901 in this offering.

We have not been subject to any bankruptcy, receivership or similar proceeding.

This Prospectus

We have undertaken several transactions the result of which has been the issuance of shares that have restrictions on their transferability.  In order to provide those investors with liquidity for their shares, we are filing with the SEC this prospectus as part of a registration statement to register those securities.  We will not receive any proceeds from any sales of these shares.

THE OFFERING

Common stock currently outstanding	1,197,802 shares(1)
Common stock offered by the selling stockholders	197,100 shares
Use of proceeds	We will not receive any proceeds from the sale of common stock offered by this prospectus.
______________

 (1) Shares of common stock outstanding as of August 15, 2007.

RISK FACTORS

You should carefully consider the following risk factors, together with the information contained in this prospectus, any reports we file with the SEC and the documents referred to herein.  You should also be aware that the risks described below may not be the only risks relevant to your determination. Instead, these are the risks that we believe most material to your decision.

WE HAVE HAD A HISTORY OF LOSSES AND HAVE ONLY RECENTLY BEGUN TO GENERATE A PROFIT.

For the period from inception through December 31, 2005, we generated no revenue. We had a net loss of $28,191 for this period. Our revenues for the fiscal year ended December 31, 2006 were $419,695. We had a net loss of $88,014 for this period. Our revenues for the six months ended June 30, 2006 were $123,850. We had a net loss of $145,697 for this period. Our revenues for the six months ended June 30, 2007 were $259,332. We had net income of $6,957 for this period. Although we have recently become profitable, we cannot say whether our proposed operations will achieve market acceptance such that we will be able to achieve sustained profitability. We have only completed a six month period profitability, so it is difficult for us to accurately forecast our quarterly and annual revenue. However, we use our forecasted revenue to establish our expense budget. Most of our expenses are fixed in the short term or incurred in advance of anticipated revenue. As a result, we may not be able to decrease our expenses in a timely manner to offset any revenue shortfall. We attempt to keep revenues in line with expenses but cannot guarantee that we will be able to do so.

Because we had incurred continuing operating losses, our accountants have expressed doubts about our ability to continue as a going concern.

For the fiscal year ended December 31, 2006, our accountants have expressed doubt about our ability to continue as a going concern as a result of our continued net losses. Our ability to achieve and maintain profitability and positive cash flow is dependent upon:

●	our ability to locate clients who will purchase our products and use our services; and

●	our ability to generate revenues.

Based upon current plans, we may incur operating losses in future periods because we may, from time to time, be incurring expenses but not generating sufficient revenues. We expect approximately $350,000 in operating costs over the next twelve months. We cannot guarantee that we will be successful in generating sufficient revenues or other funds in the future to cover these operating costs. Failure to generate sufficient revenues will cause us to go out of business.

WE HAVE A LACK OF LIQUIDITY AND WILL NEED ADDITIONAL FINANCING IN THE FUTURE.

We are only minimally capitalized. Because we are only minimally capitalized, we expect to experience a lack of liquidity for the foreseeable future in our ongoing operations. We will adjust our expenses as necessary to prevent cash flow or liquidity problems. However, we expect we will need additional financing of some type, which we do not now possess, to fully develop our operations. We expect to rely principally upon our ability to raise additional financing, the success of which cannot be guaranteed. To the extent that we experience a substantial lack of liquidity, our development in accordance with our proposed plan may be delayed or indefinitely postponed, which would have a materially adverse impact on our operations and the investors' investment.

AS A COMPANY WITH LIMITED OPERATING HISTORY, WE ARE INHERENTLY A RISKY INVESTMENT. OUR OPERATIONS ARE SUBJECT TO OUR ABILITY TO SUCCESSFULLY MARKET OUR PROJECTS.

Because we are a company with a limited history, the operations in which we engage in, the interior design business and the sale of stone products, is an extremely risky business, subject to numerous risks. Our operations will depend, among other things, upon our ability to develop and to market our services and products to the residential and commercial builders. Further, there is the possibility that our operations will not generate income sufficient to meet operating expenses or will generate income and capital appreciation, if any, at rates lower than those anticipated or necessary to sustain the investment. Our operations may also be affected by factors which are beyond the control of the Company, such as general market conditions or consumer tastes.  Any of these problems, or a combination thereof, could have a materially adverse affect on our viability as an entity.

INTENSE COMPETITION IN OUR MARKET COULD PREVENT US FROM DEVELOPING REVENUE AND PREVENT US FROM ACHIEVING ANNUAL PROFITABILITY.

We provide defined interior design services to our clients and sell stone products. The barriers to entry are not significant. Our services and products could be rendered noncompetitive or obsolete. Competition from larger and more established companies is a significant threat and expected to increase. Most of the companies with which we compete and expect to compete have far greater capital resources, and many of them have substantially greater experience in interior  design. Our ability to compete effectively may be adversely affected by the ability of these competitors to devote greater resources than we can.

OUR SUCCESS WILL BE DEPENDENT UPON OUR MANAGEMENT'S EFFORTS.

Our success will be dependent upon the decision making of our directors and executive officers. These individuals intend to commit as much time as necessary to our business, but this commitment is no assurance of success. The loss of any or all of these individuals, particularly Ms. Deanie Underwood, our President, could have a material, adverse impact on our operations. We have no written employment agreements with any officers and directors, including Ms. Underwood. We have not obtained key man life insurance on the lives of any of our officers or directors.

OUR STOCK PRICE MAY BE VOLATILE, AND YOU MAY NOT BE ABLE TO RESELL YOUR SHARES AT OR ABOVE THE PUBLIC SALE PRICE.

There has been, and continues to be, a limited public market for our common stock. Although our common stock is quoted in the Pink Sheets, an active trading market for our shares has not, and may never develop or be sustained. If you purchase shares of common stock, you may not be able to resell those shares at or above the initial price you paid. The market price of our common stock may fluctuate significantly in response to numerous factors, some of which are beyond our control, including the following:

*    actual or anticipated fluctuations in our operating results;

*    changes in financial estimates by securities analysts or our failure to perform in line with such estimates;

*    changes in market valuations of other interior design oriented companies,particularly those that market services such as ours;

*    announcements by us or our competitors of significant innovations,acquisitions, strategic partnerships, joint ventures or capitalcommitments;

*    introduction of product enhancements that reduce the need for our products or services;

*    the loss of one or more key clients; and

*    departures of key personnel.

Of our total outstanding shares as of June 30, 2007, a total of 9,000,000, Or approximately 98%, will be restricted from immediate resale but may be sold into the market in the near future. See “Federal Securities Law Consequences, “ below. This could cause the market price of our common stock to drop significantly, even if our business is doing well.

As restrictions on resale end, the market price of our stock could drop significantly if the holders of restricted shares sell them or are perceived by the market as intending to sell them.

OUR STOCK HAS A LIMITED PUBLIC TRADING MARKET

While our common stock currently trades, our market is limited and sporadic. We are quoted on the Pink Sheets. We cannot assure that such a market will improve in the future, even if our securities are listed on the NASD Bulletin Board. The NASD Bulletin Board requires that we be a reporting company under the Securities Exchange Act of 1934. However, we cannot guarantee that we will be accepted for listing on the NASD Bulletin Board. Further, we cannot assure that an investor will be able to liquidate his investment without considerable delay, if at all. If a more active market does develop, the price may be highly volatile. The factors which we have discussed in this document may have a significant impact on the market price of the common stock. It is also possible that the relatively low price of our common stock may keep many brokerage firms from engaging in transactions in our common stock.

APPLICABLE SEC RULES GOVERNING THE TRADING OF “PENNY STOCKS” LIMIT THE LIQUIDITY OF OUR COMMON STOCK, WHICH MAY AFFECT THE TRADING PRICE OF OUR COMMON STOCK.
Our common stock is currently quoted on the Pink Sheets.  Since our common stock continues to trade well below $5.00 per share, our common stock is considered a “penny stock” and is subject to SEC rules and regulations that impose limitations upon the manner in which our shares can be publicly traded.  These regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock and the associated risks.  Under these regulations, certain brokers who recommend such securities to persons other than established customers or certain accredited investors must make a special written suitability determination for the purchaser and receive the written purchaser’s agreement to a transaction prior to purchase.  These regulations have the effect of limiting the trading activity of our common stock and reducing the liquidity of an investment in our common stock

THE OVER-THE-COUNTER MARKET FOR STOCK SUCH AS OURS HAS HAD EXTREME PRICE AND VOLUME FLUCTUATIONS.

The securities of companies such as ours have historically experienced extreme price and volume fluctuations during certain periods. These broad market fluctuations and other factors, such as new product developments and trends in the our industry and in the investment markets generally, as well as economic conditions and quarterly variations in our operational results, may have a negative effect on the market price of our common stock.

BUYING LOW-PRICED PENNY STOCKS IS VERY RISKY AND SPECULATIVE.

The shares being offered are defined as a penny stock under the Securities and Exchange Act of 1934, and rules of the Commission. The Exchange Act and such penny stock rules generally impose additional sales practice and disclosure requirements on broker-dealers who sell our securities to persons other than certain accredited investors who are, generally, institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 jointly with spouse, or in transactions not recommended by the broker-dealer. For transactions covered by the penny stock rules, a broker-dealer must make a suitability determination for each purchaser and receive the purchaser's written agreement prior to the sale. In addition, the broker-dealer must make certain mandated disclosures in penny stock transactions, including the actual sale or purchase price and actual bid and offer quotations, the compensation to be received by the broker-dealer and certain associated persons, and deliver certain disclosures required by the Commission. Consequently, the penny stock rules may affect the ability of broker-dealers to make a market in or trade our common stock and may also affect your ability to resell any shares you may purchase in the public markets.

WE DO NOT EXPECT TO PAY DIVIDENDS ON COMMON STOCK

We have not paid any cash dividends with respect to our common stock, and it is unlikely that we will pay any dividends on our common stock in the foreseeable future. Earnings, if any, that we may realize will be retained in the business for further development and expansion.

DILUTION

Dilution represents the difference between the offering price and the net tangible book value per share immediately after completion of the sale of shares offered by this registration statement. Net tangible book value is the amount that results from subtracting total liabilities and intangible assets from total assets. Dilution arises mainly as a result of our arbitrary determination of the offering price of the shares being offered. Dilution of the value of the shares you purchase is also a result of the lower book value of the shares held by our existing stockholders. As of June 30, 2007, the net tangible book value of our shares was -$36,673 or approximately -$0.004 per share, based upon 9,197,802shares outstanding at that time.

Upon the sale of all of the shares in this registration statement, but without taking into account any change in the net tangible book value after completion of these sales, the net tangible book value of the 197,100 shares outstanding will be the same, since we are not receiving any proceeds of the sale. However, since our shareholders paid an average of approximately $0.50 per share and are selling their shares at $0.50 per share, purchasers of our shareholders’ shares will incur immediate dilution (a reduction in net tangible book value per Share from the offering price of $0.50 per Share) of $0.504 per share.

After completion of the sale of shares in this registration statement, the purchasing shareholders will own approximately 2% of the total number of shares then outstanding, for which they will have made a cash investment of $98,550, or $0.50 per Share. The remaining stockholders will own approximately 98% of the total number of shares then outstanding, for which they have made contributions of cash and/or services and/or other assets, totaling $9,000, or $0.001 per Share.

The following table illustrates the per share dilution to new investors and does not give any effect to the results of any operations subsequent to June 30, 2007 or the date of this registration statement:

Sales of Shares

Public Offering Price Per Share	$0.50

Net Tangible Book Value	$(36,673)

Immediate Dilution Per Share To New Purchasers	$0.504

The following table summarizes the number and percentage of shares purchased, the amount and percentage of consideration paid and the average price per Share paid by our existing stockholders and by new investors in this offering:

		Total
	Price Per Share	Number of Shares Held	Percent of Ownership	Consideration Paid
Existing Stockholders	$0.50	197,100	2%	$98,550

Investors in This Offering	$0.50	197,100	2%	$98,550

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”).   This prospectus includes statements regarding our plans, goals, strategies, intent, beliefs or current expectations. These statements are expressed in good faith and based upon a reasonable basis when made, but there can be no assurance that these expectations will be achieved or accomplished. These forward looking statements can be identified by the use of terms and phrases such as “believe,” “plan,” “intend,” “anticipate,” “target,” “estimate,” “expect,” and the like, and/or future-tense or conditional constructions “may,” “could,” “should,” etc. Items contemplating or making assumptions about, actual or potential future sales, market size, collaborations, and business opportunities also constitute such forward-looking statements.

Although forward-looking statements in this report reflect the good faith judgment of our management, forward-looking statements are inherently subject to known and unknown risks, business, economic and other risks and uncertainties that may cause actual results to be materially different from those discussed in these forward-looking statements. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this report. We assume no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this report, other than as may be required by applicable law or regulation. Readers are urged to carefully review and consider the various disclosures made by us in our reports filed with the Securities and Exchange Commission which attempt to advise interested parties of the risks and factors that may affect our business, financial condition, results of operation and cash flows. If one or more of these risks or uncertainties materialize, or if the underlying assumptions prove incorrect, our actual results may vary materially from those expected or projected.

USE OF PROCEEDS

This prospectus relates to the resale of our common stock that may be offered and sold from time to time by the selling stockholders.  We will not receive any proceeds from the sale of shares of common stock in this offering.

DETERMINATION OF OFFERING PRICE

The selling stockholders will determine at what price they may sell the offered shares, and such sales may be made at prevailing market prices, or at privately negotiated prices.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Holders

   As of June 30, 2007, there were 83 record holders of our common stock and there were 9,197,802 shares of our common stock outstanding.

Market Information

   Our shares of common stock are quoted on the Pink Sheets under the trading symbol BYDE. The shares became trading on July 25, 2006 but there is no extensive history of trading. The bid and asked price has been $ 0.25 and $1.10 during the entire time the shares have been quoted. The quotations reflect interdealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.

Dividend Policy

   We have not previously declared or paid any dividends on our common stock and do not anticipate declaring any dividends in the foreseeable future. The payment of dividends on our common stock is within the discretion of our board of directors. We intend to retain any earnings for use in our operations and the expansion of our business. Payment of dividends in the future will depend on our future earnings, future capital needs and our operating and financial condition, among other factors that our board of directors may deem relevant. We are not under any contractual restriction as to our present or future ability to pay dividends.

Equity Compensation Plan Information

            We have no outstanding stock options or other equity compensation plans.

The Securities Enforcement and Penny Stock Reform Act of 1990

            The Securities Enforcement and Penny Stock Reform Act of 1990 requires additional disclosure and documentation related to the market for penny stock and for trades in any stock defined as a penny stock. Unless we can acquire substantial assets and trade at over $5.00 per share on the bid, it is more likely than not that our securities, for some period of time, would be defined under that Act as a "penny stock." As a result, those who trade in our securities may be required to provide additional information related to their fitness to trade our shares. These requirements present a substantial burden on any person or brokerage firm who plans to trade our securities and would thereby make it unlikely that any liquid trading market would ever result in our securities while the provisions of this Act might be applicable to those securities.

            Any broker-dealer engaged by the purchaser for the purpose of selling his or her shares in us will be subject to Rules 15g-1 through 15g-10 of the Securities and Exchange Act. Rather than creating a need to comply with those rules, some broker-dealers will refuse to attempt to sell penny stock.

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document prepared by the Commission, which:

-    contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;

-    contains a description of the broker's or dealer's duties to the customer  and of the rights and remedies available to the customer with respect to a  violation to such duties or other requirements of the Securities Act of  1934, as amended;

-    contains a brief, clear, narrative description of a dealer market, including "bid" and "ask" prices for penny stocks and the significance of the spread between the bid and ask price;

-    contains a toll-free telephone number for inquiries on disciplinary actions;

-    defines significant terms in the disclosure document or in the conduct of trading penny stocks; and

-    contains such other information and is in such form (including language, type, size and format) as the Securities and Exchange Commission shall require by rule or regulation;

The broker-dealer also must provide, prior to effecting any transaction in a penny stock, to the customer:

     -  the bid and offer quotations for the penny stock;

     -  the compensation of the broker-dealer and its salesperson in the transaction;

     -  the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and

     -  monthly account statements showing the market value of each penny stock held in the customer's account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement. These disclosure requirements will have the effect of reducing the trading activity in the secondary market for our stock because it will be subject to these penny stock rules. Therefore, stockholders may have difficulty selling their securities.

MANAGEMENT’S DISCUSSION AND ANALYSIS

    This Management’s Discussion and Analysis or Plan of Operation contains forward-looking statements that involve future events, our future performance and our expected future operations and actions. In some cases, you can identify forward-looking statements by the use of words such as “may”, “will”, “should”, “anticipate”, “believe”, “expect”, “plan”, “future”, “intend”, “could”, “estimate”, “predict”, “hope”, “potential”, “continue”, or the negative of these terms or other similar expressions. These forward-looking statements are only our predictions and involve numerous assumptions, risks and uncertainties. Our actual results or actions may differ materially from these forward-looking statements for many reasons, including, but not limited to, the matters discussed in this report under the caption “Risk Factors”. We urge you not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus. We undertake no obligation to publicly update any forward looking-statements, whether as a result of new information, future events or otherwise.

    The following discussion of our financial condition and results of operations should be read in conjunction with our financial statements and the related notes included in this report.

  The following table provides selected financial data about us for the year ended December 31, 2006 and for the six months ended June 30, 2007. For detailed financial information, see the audited and unaudited Financial Statements included in this prospectus.

Balance Sheet Data: 12/31/06

Cash	$43,042
Total assets	$312,367
Total liabilities	$355,997
Shareholders' equity	$(43,630)

Balance Sheet Data: 6/30/07

Cash	$5,371
Total assets	$328,786
Total liabilities	$365,459
Shareholders' equity	$(36,673)

Operating Data: 12/31/06

Revenue	$419,695

Operating Expenses	$311,923
Net Loss	$88,040

Operating Data: 6/30/07

Revenue	$259,332

Operating Expenses	$98,489
Net Income	$6,957

Results of Operations

We have a limited operating history. We were incorporated in February, 2005. In addition, we have a history of losses. Furthermore, our losses may continue into the future. We have never had a profitable fiscal year. For the six months ended June 30, 2007, we had a profit of $6,957.

However, our accountants have expressed doubt about our ability to continue as a going concern as a result of our continued net losses. Our ability to achieve and maintain profitability and positive cash flow is dependent upon our ability to locate clients who will purchase our products and use our services and our ability to generate revenues.

For the twelve months ended December 31, 2006, sales were $419,695 as compared to no sales from inception (February 23, 2005) through December 31, 2005.

For the twelve months ended December 31, 2006, cost of goods sold were $195,786 as compared to no cost of goods sold from inception (February 23, 2005) through December 31, 2005. Costs of goods sold include all direct costs incurred in selling products. We do not separate sales of different product lines into operating segments.

The difference between sales and cost of goods sold is gross profit. Our gross profit for the twelve months ended December 31, 2006, was $223,909 as compared to no gross profit from inception (February 23, 2005) through December 31, 2005.

Operating expenses, which includes depreciation and general and administrative expenses for the twelve months ended December 31, 2006 was $311,923. Our operating expenses from inception (February 23, 2005) through December 31, 2005 was $28,256. The major components of operating expenses include professional fees, salaries and associated payroll costs, rent and telephone expenses.

As a result of the foregoing, we had a net loss of $88,040 (-$0.01 per share) for the twelve months ended December 31, 2006 compared to a net loss of $28,191 ($0.00 per share) from inception (February 23, 2005) through December 31, 2005.

Our revenues were $259,332 for the six months ended June 30, 2007, compared to $123,850 for the six months ended June30, 2006.

For the six months ended June 30, 2007, cost of goods sold were $153,902 as compared to cost of goods sold for the six months ended June 30, 2006 of $77,012. The reason for this difference was the overall increased activity, which is comparable to the increase in revenues.

      At the same time, direct costs of services and operating expenses decreased as a percentage of revenues. Our annual revenues remained relatively flat from the previous year but costs of services declined because decreased labor costs, partially offset by increased workers compensation costs. As a result, we had a lower net loss than in the previous year.

Gross profit from operations was $105,430 for the six months ended June 30, 2007 and $46,838 for the six months ended June 30, 2006.

Operating expenses, which includes depreciation and general and administrative expenses for the six months ended June 30, 2007 was $98,489 compared to $192,499 for the six months ended June 30, 2006. The major components of operating expenses include professional fees, salaries and associated payroll costs, rent and telephone expenses.

As a result of the foregoing, we had net income of $6,957( $0.00 per share)  for the six months ended June 30, 2007 compared to a net loss of $145,661 (-$0.02 per share) for the six months ended June 30, 2006.
Our revenues increased primarily as a result of new clients and improvement in the general economic conditions in the Denver area. Our ability to attract new clients is related to our marketing efforts, including the use of sales staff and referrals.

Overhead cost in current operations are expected to remain fairly constant as sales improve except for costs associated with marketing. Hence each additional sale and correspondingly the gross profit of such sale have minimal offsetting overhead cost. Thus, additional sales should become a profit at a higher return on sales rates as a result of not needing to expand overhead at the same pace.

We plan to make every effort to keep operating expenses constant as product sales and consulting services develop. We do not plan to significantly expand our inventory. Therefore, each additional sales or service and correspondingly the gross profit of such sale or service should have minimal offsetting operating expenses. Thus, additional sales could become profit at a higher return on sales rate as a result of not needing to expand operating expenses at the same pace.

Based upon our current plans, we plan to adjust our operating expenses so that cash generated from operations and from working capital will be sufficient for the foreseeable future to fund our operations at our currently forecasted levels. To try to operate at a break-even level based upon our current level of anticipated business activity, we believe that we must generate approximately $500,000 in revenue per year. However, if our forecasts are inaccurate, we will need to raise additional funds. On the other hand, we may choose to scale back our operations to operate at break-even with a smaller level of business activity, while adjusting our overhead to meet the revenue from current operations. In addition, we expect that we will need to raise additional funds if we decide to pursue more rapid expansion, the development of new or enhanced services and products, appropriate responses to competitive pressures, or the acquisition of complementary businesses or technologies, or if we must respond to unanticipated events that require us to make additional investments. We cannot assure that additional financing will be available when needed on favorable terms, or at all.

We expect to incur operating losses in future periods because we will be incurring expenses and not generating sufficient revenues. We expect approximately $500,000 in operating costs over the next twelve months. We cannot guarantee that we will be successful in generating sufficient revenues or other funds in the future to cover these operating costs. Failure to generate sufficient revenues or additional financing when needed could cause us to go out of business.

Liquidity and Capital Resources

As of June 30, 2007, we had cash or cash equivalents of $5,371 compared to $29,121 in cash or cash equivalents as of June 30, 2006.

Net cash used for operating activities was $37,771 for the six months ended June 30, 2007 compared to $248,931 for the six months ended June 30, 2006. Net cash used for operating activities was $228,459 for the twelve months ended December 31, 2006 compared to $38,387 from inception (February 23, 2005) through December 31, 2005.

Cash flows used for investing activities were $9,900 for the six months ended June 30, 2007 compared to $52,663 for the six months ended June 30, 2006. Cash flows used for investing activities were also $52,663 for the twelve months ended December 31, 2006 compared to $24,497 from inception (February 23, 2005) through December 31, 2005. All consisted of purchases of fixed assets.

Cash flows provided by financing activities were $10,000 for the six months ended June 30, 2007 compared to $299,998 for the six months ended June 30, 2006. Cash flows provided by financing activities were $293,447 for the twelve months ended December 31, 2006 compared to $93,601from inception (February 23, 2005) through December 31, 2005. These cash flows were all related to sales of stock and borrowings from related parties.

Over the next twelve months our capital costs will be approximately $10,000 to $12,000 primarily to develop operations. We plan to buy office equipment to be used in our operations.

We believe that we have sufficient capital in the short term for our current level of operations. This is because we believe that we can attract sufficient product sales and services within our present organizational structure and resources to become profitable in our operations. Additional resources would be needed to expand into additional locations, which we have no plans to do at this time. We do not anticipate needing to raise additional capital resources in the next twelve months.

Our principle source of liquidity will be our operations. We expect variation in revenues to account for the difference between a profit and a loss. Also business activity is closely tied to the economy of Denver and the U.S. economy. A slow down in purchases of construction materials could have a negative impact to our business. In any case, we try to operate with minimal overhead. Our primary activity will be to seek to develop clients and, consequently, our sales. If we succeed in expanding our client base and generating sufficient sales, we will become profitable. We cannot guarantee that this will ever occur. Our plan is to build our company in any manner which will be successful.

Plan of Operation

Our plan for the next twelve months immediately is to operate at a profit or at break even. Our plan is to attract sufficient additional product sales and services within our present organizational structure and resources to become profitable in our operations.

Currently, we are conducting business in only one location in the Denver Metropolitan area. We have no plans to expand into other locations or areas. We believe that the timing of the completion of the milestones needed to become profitable can be achieved as we are presently organized with sufficient business.

Other than the shares offered by last offering no other source of capital has been identified or sought.

If we are not successful in our operations we will be faced with several options:

1.	Cease operations and go out of business;

2.	Continue to seek alternative and acceptable sources of capital;

3.	Bring in additional capital that may result in a change of control; or

4.	Identify a candidate for acquisition that seeks access to the public marketplace and its financing sources.

      Currently, we believe that we have sufficient capital or access to capital to implement our proposed business operations or to sustain them for the next twelve months. If we can sustain profitability, we could operate at our present level indefinitely.

To date, we have never had any discussions with any possible acquisition candidate nor have we any intention of doing so.

Proposed Milestones to Implement Business Operations

At the present time, we are operating from one location in the Denver Metropolitan area. Our plan is to make our operation profitable by the end of our next fiscal year. We estimate that we must generate approximately $500,000 in sales per year to be profitable.

We were profitable in our most recent six month period. We believe that we can be profitable or at break even at the end of the current fiscal year, assuming sufficient sales. Based upon our current plans, we have adjusted our operating expenses so that cash generated from operations and from working capital financing is expected to be sufficient for the foreseeable future to fund our operations at our currently forecasted levels. To try to operate at a break-even level based upon our current level of anticipated business activity, we believe that we must generate approximately $500,000 in revenue per year. However, if our forecasts are inaccurate, we will need to raise additional funds. On the other hand, we may choose to scale back our operations to operate at break-even with a smaller level of business activity, while adjusting our overhead to meet the revenue from current operations . In addition, we expect that we will need to raise additional funds if we decide to pursue more rapid expansion, the development of new or enhanced services and products, appropriate responses to competitive pressures, or the acquisition of complementary businesses, or if we must respond to unanticipated events that require us to make additional investments. We cannot assure that additional financing will be available when needed on favorable terms, or at all.

We might incur operating losses in future periods because we will be incurring expenses and not generating sufficient revenues. We expect approximately $500,000 in operating costs over the next twelve months. We cannot guarantee that we will be successful in generating sufficient revenues or other funds in the future to cover these operating costs. Failure to generate sufficient revenues or additional financing when needed could cause us to go out of business

No commitments to provide additional funds have been made by management or current shareholders. There is no assurance that additional funds will be made available to us on terms that will be acceptable, or at all, if and when needed. We expect to continue to generate and increase sales, but there can be no assurance we will generate sales sufficient to continue operations or to expand.

            We also are planning to rely on the possibility of referrals from clients and will strive to satisfy our clients. We believe that referrals will be an effective form of advertising because of the quality of service that we bring to clients. We believe that satisfied clients will bring more and repeat clients.

In the next 12 months, we do not intend to spend any material funds on research and development and do not intend to purchase any large equipment.

Recently Issued Accounting Pronouncements

We do not expect the adoption of any recently issued accounting pronouncements to have a significant impact on our net results of operations, financial position, or cash flows.

Seasonality

We do not expect our sales to be impacted by seasonal demands for our products and services.

DESCRIPTION OF BUSINESS

General

We are a Nevada corporation. Our principal business address is 2519 East Kentucky Ave., Denver, Colorado 80209. We were incorporated under the laws of the State of Nevada on February 23, 2005. We have active operations. We market the interior design of real estate projects for our clients, including the sale of associated products. We have a subsidiary known as Stone Select, LLC which markets hand-carved interior and exterior natural stone ornamentation and architectural elements.

We were incorporated as a successor to an operation which began in 1996. The predecessor company was a sole proprietorship owned by Ms. Deanie Underwood also known as “By Design.” This company provided interior design and refurbishment work similar to the present company and averaged two to three clients per year. It was marginally profitable in most years. This company has been absorbed into us and is no longer in existence.

In July, 2005, we completed a registered offering of our common shares under the provisions of the Colorado securities laws and under an exemption from the federal securities laws. We raised a total of $98,901 in this offering.

We have not been subject to any bankruptcy, receivership or similar proceeding.

We are fully operational and are currently profitable. We plan to create each project such that it generates income from our services and the placement of our products with our clients. Our management develops our clients. All of our operations are located in the State of Colorado.

            Organization

As of June 30, 2007, we are comprised of one corporation with one majority-owned subsidiary, Stone Select, LLC., and a wholly-owned subsidiary, Stone Select Imports, Inc.  An unaffiliated third party owns 49% of Stone Select, LLC.  All of our operations are conducted through Stone Select, LLC. Stone Select Imports, Inc. currently has no operations.

Operations

Our original focus is in the Denver, Colorado metropolitan area, but we plan to expand throughout the State of Colorado. We focus in the broad area of interior design for homes, including the wholesale and in retail sales of imported cantera stone, decorative iron, and carved wood furniture. Our activities include remodeling and new construction. We act as a fee-based consultant to our clients in their various projects. In addition, we sell architectural stone, lighting, and other building products in connection with our services. We sell our products between the manufacturer and customer and carry limited inventories, for direct sale and as sample products for order.

At the present time, we have no plans to raise any additional funds within the next twelve months. Any working capital will be expected to be generated from internal operations. However, we reserve the right to examine possible additional sources  of funds, including, but not limited to, equity or debt offerings, borrowings, or joint ventures. Limited market surveys have never been conducted to determine demand for our products and services. Therefore, there can be no assurance that any of its objectives will be achieved.

In addition we plan to expand through acquisition. We will not only look at our present industry but will reserve the right to investigate and, if warranted, merge with or acquire the assets or common stock of an entity actively engaged in business which generates revenues. We will seek opportunities for long-term growth potential as opposed to short-term earnings. As of the date hereof, we have no business opportunities under investigation. None of our officers, directors, affiliates have engaged in any preliminary contact or discussions with any representative of any other company regarding the possibility of an acquisition or merger between us and such other company.

We have two full-time employees, our President, Ms. Deanie Underwood, President and Mr. Bradley Underwood, Secretary-Treasurer.  None of our officers or directors received any compensation from inception through June 30, 2007. We were formed in February, 2005.

We reimburse our employees for all necessary and customary business related expenses. We have no plans or agreements which provide health care, insurance or compensation on the event of termination of employment or change in our control.

We do not pay our Directors separately for any Board meeting they attend.

             Markets

Our marketing plan is focused completely on developing our customer base and individual projects. We utilize the expertise of our officers to develop our business. In addition, we continually identify commercial - light industrial real estate space adequate for displaying stone, iron, and carved wood products for use by the interior design and construction trades.

Each Officer and Director utilizes his or her previous contacts in business to develop potential opportunities.

            Raw Materials

The use of and ability to acquire raw materials could be a material factor in our operations. However, we have found raw materials to be readily available and not a material factor at the present time.

            Clients and Competition

Our operational activities are focused on interior design projects for specific clients, including the sale of associate products. We believe that this is a potentially large market with no single company or groups of companies holding a dominant share. However, interior design is related to being able to convince potential clients to use our services, as opposed to the services of others. We are a relatively new company with no extended history of success. As a result, we are at a competitive disadvantage in securing projects. Moreover, we believe that there are a number of established competitors, virtually all of which are larger and better capitalized than we are who have greater numbers of personnel, more resources and more extensive technical expertise. In view of our combined extremely limited financial resources and limited management availability, we believe that we will continue to be at a significant competitive disadvantage compared to our competitors. There can be no guarantee that we will be able to compete successfully in the future.

Backlog

At June 30, 2006, we had no backlogs.

            Employees

            We have two full-time employees, our President, Ms. Deanie Underwood, President and Mr. Bradley Underwood, Secretary-Treasurer. None of our employees draws a salary. We reimburse our employees for all necessary and customary business related expenses.

We have no plans or agreements which provide health care, insurance or compensation on the event of termination of employment or change in our control.

We do not pay our Directors separately for any Board meeting they attend.

            Proprietary Information

           We own no proprietary information.

            Government Regulation

Since we are associated with the real estate industry, all of our projects have and will require local governmental approval with respect to zoning and construction code compliance. We will only require government approval on a project-by-project basis and only when we have projects pending. The extent of the approval varies with the project and the jurisdiction and cannot be quantified except as it relates to specific projects.

We believe the effect of complying with existing or probable governmental regulations is a managed cost of our business operations but could be significant. Each real estate project requires prior government approval. However, the cost cannot be quantified except as it relates to specific projects.

We believe that the cost of compliance with federal, state and local environmental laws will not be significant because we do not plan to choose projects which are subject to significant environmental costs or regulations. In any case, we plan to choose our projects to minimize the effects of governmental regulations. At the present time, we are not awaiting any governmental approvals.

            Research and Development

We have never spent any amount in research and development activities.

            Environmental Compliance

We believe that we are not subject to any material costs for compliance with any environmental laws.

DESCRIPTION OF PROPERTY

We currently occupy office space on a rent-free basis from one of our officers, Mr. Bradley Underwood, which is also Mr. Underwood’s home. We own office equipment to furnish our offices. All of our management activities are performed in Colorado.

DIRECTORS, EXECUTIVE OFFICERS AND CONTROL PERSONS

Set forth below are the names of the directors and officers of the Company, all positions and offices with the Company held, the period during which he or she has served as such, and the business experience during at least the last five years:

Name	Age	Positions and Offices Held

Deanie J. Underwood	52	President, Chief Executive Officer, Treasurer, Chief Financial Office and Director

Bradley C. Underwood	26	Vice President, Secretary and Director

    Our Directors will serve in such capacity until our next annual meeting of shareholders and until their successors have been elected and qualified. The officers serve at the discretion of our Directors. Deanie J. Underwood is the step-mother of Bradley C. Underwood.  There are no arrangements or other understandings between any of our directors or officers or any other person pursuant to which any officer or director was or is to be selected as an officer or director.

      Ms. Underwood has been our President, Chief Executive and Financial Officer, Treasurer and a Director since our inception.  She has been involved in this business since 1996, through our unincorporated predecessor. This has been her principal occupation during this period.

      Mr. Underwood has been our Vice President, Secretary and a Director since our inception. He has been involved in this business since 2001, through our unincorporated predecessor. Prior to that time, he was a student. He has a B.S. in Finance from Denver University.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

      The following sets forth the number of shares of our $.0.001 par value common stock beneficially owned by (i) each person who, as of June 30, 2007, was known by us to own beneficially more than five percent (5%) of its common stock; (ii) our individual Directors and (iii) our Officers and Directors as a group. A total of 9,197,802 common shares were issued and outstanding as of June 30, 2007.

Name and Address	Amount and Nature of	Percent of
of Beneficial Owner	Beneficial Ownership (1)(2)	Class

Deanie J. Underwood(3)	4,400,702	48%
2519 East Kentucky Ave.
Denver, Colorado 80209

Bradley C. Underwood(3)	4,400,702	48%
2519 East Kentucky Ave.
Denver, Colorado 80209

All Officers and Directors as a Group (two persons)	8,800,702	96%

________________

(1) All ownership is beneficial and of record, unless indicated otherwise.

(2) Beneficial owners listed above have sole voting and investment power with respect to the shares shown. Deanie J. Underwood is the step-mother of Bradley C. Underwood. However, each person disclaims ownership of the other’s shares.

(3)  Includes 702 shares owned in the name of the Underwood Family Partners, LLC. for which Deanie and Bradley Underwood are beneficiaries.

Executive Compensation

The Company’s officers and directors do not receive any compensation for their services rendered to the Company, nor have they received such compensation in the past.  As of the date of this registration statement, the Company has no funds available to pay the officers and directors.  Further, the officers and directors are not accruing any compensation pursuant to any agreement with the Company.

 The officers and directors of the Company will not receive any finder’s fee, either directly or indirectly, as a result of their respective efforts to implement the Company’s business plan outlined herein.

No retirement, pension, profit sharing, stock option or insurance programs or other similar programs have been adopted by the Company for the benefit of its employees.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We currently occupy office space on a rent-free basis from one of our officers, Mr. Bradley Underwood, which is also Mr. Underwood’s home.

      Each at December 31, 2006 and June 30, 2007, we had one payable due to Ms. Underwood for $323,447 and $333,447, respectively, for working capital advances made to the Company.  This payable is due on demand, is an oral agreement, unsecured and non-interest bearing.

FEDERAL SECURITIES LAWS CONSEQUENCES

Of the 197,100 shares of By Design common stock to be registered by this registration statement, all 197,100 shares will be freely transferable under the Securities Act. Persons who may be deemed to be affiliates of ours generally include individuals or entities that control, are controlled by or are under common control with us, such as our directors and executive officers. Currently, none of the 197,100 shares  are owned by affiliates. A total of 8,800,702 shares of our common stock are held by affiliates but are not being registered in this offering.

Persons who are affiliates of ours generally will be permitted to sell their shares of our common stock only pursuant to Rule 144 under the Securities Act. However, because the shares are not restricted securities, the holding period requirement of Rule 144 will not apply. As a result, our common stock owned by affiliates which are registered in this registration statement may be sold if certain provisions of Rule 144 under the Securities Act are complied with (e.g., the amount sold within a three-month period does not exceed the greater of one percent of the outstanding By Design common stock or the average weekly trading volume for By Design common stock during the preceding four-week period, and the securities are sold in “broker’s transactions” and in compliance with certain notice provisions under Rule 144).

DESCRIPTION OF SECURITIES

We are authorized to issue 50,000,000 shares of Common Stock, par value $.0.001 per share, and 1,000,000 shares of Preferred Stock, par value $.10 per share, to have such classes and preferences as our Board of Directors may determine from time to time.  As of June 30, 2007, we had 9,197,802 shares of Common Stock issued and outstanding. No Preferred Stock has ever been issued or outstanding.

           Common Stock

The holders of Common Stock have one vote per share on all matters (including election of Directors) without provision for cumulative voting. Thus, holders of more than 50% of the shares voting for the election of directors can elect all of the directors, if they choose to do so. The Common Stock is not redeemable and has no conversion or preemptive rights.

The Common Stock currently outstanding is validly issued, fully paid and non-assessable. In the event of our liquidation, the holders of Common Stock will share equally in any balance of our assets available for distribution to them after satisfaction of creditors and the holders of our senior securities, whatever they may be. We may pay dividends, in cash or in securities or other property when and as declared by the Board of Directors from funds legally available therefore, but we have paid no cash dividends on our Common Stock.

           Preferred Stock

Under the Articles of Incorporation, the Board of Directors has the authority to issue non- voting Preferred Stock and to fix and determine its series, relative rights and preferences to the fullest extent permitted by the laws of the State of Nevada and such Articles of Incorporation. As of the date of this Registration Statement, no shares of Preferred Stock are issued or outstanding. The Board of Directors has no plan to issue any Preferred Stock in the foreseeable future.

Dividends

We do not expect to pay dividends.  Dividends, if any, will be contingent upon our revenues and earnings, if any, capital requirements and financial conditions.  The payment of dividends, if any, will be within the discretion of our Board of Directors.  We presently intend to retain all earnings, if any, for use in its business operations and accordingly, the Board of Directors does not anticipate declaring any dividends in the foreseeable future.

SELLING SECURITY HOLDERS

      The following table sets forth the shares beneficially owned, as of the date of this prospectus, by the selling stockholders prior to the offering contemplated by this prospectus, the number of shares each selling stockholder is offering by this prospectus and the number of shares which each selling stockholder would own beneficially if all such offered shares are sold.  Except as expressly set forth below, none of the selling stockholders is known to us to be a registered broker-dealer or an affiliate of a registered broker-dealer.  Each of the selling stockholders has acquired his, her or its shares solely for investment and not with a view to or for resale or distribution of such securities.  Beneficial ownership is determined in accordance with SEC rules and includes voting or investment power with respect to the securities.

Name(1)	Shares of common stock owned prior to the offering	Shares of common stock to be sold(2)	Shares of common stock owned after the offering	Percentage of common stock owned after this offering

Michael D. Piciulo	1,000	1,000	-0-	-0-%
ATS Trust Co. Cust Paul Dragul	712	712	-0-	-0-%
Lance C. Baller	697	697	-0-	-0-%
Battersea Capital (3)	3,002	3,002	-0-	-0-%
Lisa Bingman-Kirby	2,127	2,127	-0-	-0-%
Bob Burg(4)	1,708	1,708	-0-	-0-%
Stephen R. Case	707	707	-0-	-0-%
David Culbertson	340	340	-0-	-0-%
Paul Dragul & Paulette
Dragul, Joint Tenants	806	806	-0-	-0-%
Earnco MPPP(5)	1,382	1,382	-0-	-0-%
Heather Evans, Cust(6)
For Elizabeth Kirby UTMA	281	281	-0-	-0-%
Heather Evans, Cust(6)
For Matthew Kirby UTMA	281	281	-0-	-0-%
Thomas A. Forti, DDS	1,774	1,774	-0-	-0-%
Gary Keogh	2,092	2,092	-0-	-0-%
William J. Gordica	3,170	3,170	-0-	-0-%

Growth Ventures Inc. Pension Plan & Trust(7)	6,512	6,512	-0-	-0-%
JMW Fund LLC(8)	2,057	2,057	-0-	-0-%
Arthur Kassoff	4,352	4,352	-0-	-0-%
Cynthia Kirby	556	556	-0-	-0-%
Kearney Holdings LLC (9)	25,105	25,105	-0-	-0-%
Fiserv IRA Deborah Lomardi	702	702	-0-	-0-%
Tom Manoogian	927	927	-0-	-0-%
Gary Martinez	166	166	-0-	-0-%
Douglas Moreland	3,677	3,677	-0-	-0-%
Valerie Scott	500	500	-0-	-0-%
Tom Scott	500	500	-0-	-0-%
Tony N. Ciccio	500	500	-0-	-0-%
Jon C. Suddarth	300	300	-0-	-0-%
Bailey Valades	600	600	-0-	-0-%
William Joseph Schafbuch	600	600	-0-	-0-%
Nikki A. Schafbuch	600	600	-0-	-0-%
Lisa Kirby for Chad Kirby(10)	13,334	13,334	-0-	-0-%
Lisa Kirby for Kelsey Kirby(10)	13,334	13,334	-0-	-0-%
Lisa Kirby for Charlie Kirby(10)	13,334	13,334	-0-	-0-%
Joseph W. Turner	500	500	-0-	-0-%
Danielle Turner	500	500	-0-	-0-%
Steve Lee Gomez	500	500	-0-	-0-%
Dawn Louise Gomez	500	500	-0-	-0-%
Anthony Szeluga	500	500	-0-	-0-%
Pat A. Szeluga	500	500	-0-	-0-%
Sally Lyons	500	500	-0-	-0-%
Rich Lyons	500	500	-0-	-0-%
Matt Lyons	500	500	-0-	-0-%
Lauren Lyons	500	500	-0-	-0-%
Pamela M. Gleave	600	600	-0-	-0-%
Robert Gleave	600	600	-0-	-0-%
Hallie Gleave	600	600	-0-	-0-%
Erik Osborn	3,286	3,286	-0-	-0-%
Angela Osborn	500	500	-0-	-0-%
Susan Tom	500	500	-0-	-0-%
Clarence Osborn	1 ,447	1,447	-0-	-0-%
Clearance E. and
Shirley A. Osborn	500	500	-0-	-0-%
Amy Atkinson	1,000	1,000	-0-	-0-%
John Paulson(11)	7,078	7,078	-0-	-0-%
Marcia Paulson IRA	1,414	1,414	-0-	-0-%
Jeff Ploen(12)	5,044	5,044	-0-	-0-%
Lisa Pobrislo	281	281	-0-	-0-%
Patrick Reidy	1,056	1,056	-0-	-0-%
Bobbi Norris Revoc Trust(13)	2,546	2,546	-0-	-0-%
Dan Rudden	1,409	1,409	-0-	-0-%
Merideth and Dan Rudden Jr.	260	260	-0-	-0-%
Gerald Rudden	582	582	-0-	-0-%
Frank Visciano & Lorraine
Visciano Joint Tenants	2,834	2,834	-0-	-0-%
Buddy Walker & Linda Walker
Joint Tenants	13,779	13,779	-0-	-0-%

Jim Waters & Cora Waters
Joint Tenants	1,053	1,053	-0-	-0-%
Joe Murt	1,000	1,000	-0-	-0-%
Douglas A. Garland	500	500	-0-	-0-%
John A. Garland	500	500	-0-	-0-%
Pat Bowman	500	500	-0-	-0-%
Stephen D. Garland	1,186	1,186	-0-	-0-%
Inspiration Through Action, Inc.(14)	34,400	34,400	-0-	-0-%

Total	197,100	197,100	-0-	-0-%
____________________

(1) All shares are owned of record and beneficially unless otherwise indicated. Beneficial ownership information for the selling stockholders is provided as of June 30, 2007, based upon information provided by the selling stockholders or otherwise known to us.

(2)   Assumes the sale of all shares of common stock registered pursuant to this prospectus. The selling stockholders are under no obligation known to us to sell any shares of common stock at this time.

(3)  The company is owned by Matthew Lepo.

(4)  Includes 351 shares owned individually by Mr. Burg and 1,357 shares owned in his IRA.

(5)  The company is owned by  Ernest Mathis.

(6) Heather Evans is the Custodian for her minor children.

(7) The trust is managed by Mr. Gary McAdam for his benefit.

(8) The fund is controlled by John McGrain

(9) The company is owned and managed by  Charles Kirby.

(10) Lisa Kirby is the Custodian for her minor children.

(11) Includes 2,122 owned individually by Mr. Paulson and 4,956 shares owned in his IRA.

(12) Includes 2,668 owned individually by Mr. Ploen and 2,376 shares owned jointly with his wife.

(13) Irrevocable trust solely for the benefit of Bobbi Norris. Includes 1,061 shares owned of record by Bobbi Norris.

(14) The company is owned and managed by Wayne Cook. Includes 16,400 shares owned of record by Mr. Cook.

PLAN OF DISTRIBUTION

The selling stockholders may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions.  If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commission or agent’s commissions.  These sales may be at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or negotiated prices.  The selling stockholders may use any one or more of the following methods when selling shares:

•	any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

            The selling stockholders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales.  Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated.  The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.  Any profits on the resale of shares of common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act.  Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a selling stockholder.  The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

In connection with the sale of the shares of common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume.

The selling stockholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales.  The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.  The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.  The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.  The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales.  In such event, any commissions paid, or any discounts or concessions allowed to, such broker-dealers or agents and any profit realized on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.  At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.  Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers.  In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.  There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the shelf registration statement, of which this prospectus forms a part.

Each selling stockholder has informed us that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.  None of the selling stockholders who are affiliates of broker-dealers, other than the initial purchasers in private transactions, purchased the shares of common stock outside of the ordinary course of business or, at the time of the purchase of the common stock, had any agreements, plans or understandings, directly or indirectly, with any person to distribute the securities.

We are paying all fees and expenses incident to the registration of the shares of common stock.  Except as provided for indemnification of the selling stockholders, we are not obligated to pay any of the expenses of any attorney or other advisor engaged by a selling stockholder.  We have not agreed to indemnify any selling stockholders against losses, claims, damages and liabilities, including liabilities under the Securities Act.

If we are notified by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus.  If the selling stockholders use this prospectus for any sale of the shares of common stock, they will be subject to the prospectus delivery requirements of the Securities Act.

The anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of our common stock and activities of the selling stockholders, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person.  Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in passive market-making activities with respect to the shares of common stock.  Passive market making involves transactions in which a market maker acts as both our underwriter and as a purchaser of our common stock in the secondary market.  All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

LEGAL PROCEEDINGS

There is no litigation pending or threatened by or against the Company.

LEGAL MATTERS

The validity of the shares of common stock to be sold in the offering will be passed upon for us by the law firm of David Wagner & Associates, P.C. An affiliate of this firm owns 200,000 shares of our common stock.

EXPERTS

Our financial statements for the year ended December 31, 2006 and from inception (February 23, 2005) through December 31, 2005, and the related consolidated statements of operations, stockholders’ equity and cash flows in this prospectus have been audited by Ronald R. Chadwick, P.C., of Aurora, Colorado, independent registered public accounting firm, to the extent and for the periods set forth in their report, and are set forth in this prospectus in reliance upon such report given upon the authority of them as experts in auditing and accounting. In addition, we have provided unaudited statements for the fiscal quarter and the six months ended June 30, 2007.

WHERE YOU CAN FIND MORE INFORMATION

Our filings are available to the public at the SEC’s web site at http://www.sec.gov.  You may also read and copy any document with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549.  Further information on the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330.

We have filed a registration statement on Form SB-2 with the SEC under the Securities Act for the common stock offered by this prospectus.  This prospectus does not contain all of the information set forth in the registration statement, certain parts of which have been omitted in accordance with the rules and regulations of the SEC.  For further information, reference is made to the registration statement and its exhibits.  Whenever we make references in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for the copies of the actual contract, agreement or other document.

FINANCIAL STATEMENTS

The consolidated financial statements of By Design commencing on page F-1 are included with this prospectus.  These financial statements have been prepared on the basis of accounting principles generally accepted in the United States and are expressed in US dollars.

BY DESIGN, INC.

CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2005 and 2006,
& June 30, 2007 (Unaudited)

BY DESIGN, INC.
Consolidated Financial Statements

Page

REPORT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM	F-3

CONSOLIDATED FINANCIAL STATEMENTS

Consolidated balance sheets	F-4
Consolidated statements of operations	F-5
Consolidated statements of stockholders’ equity	F-6
Consolidated statements of cash flows	F-7
Notes to consolidated financial statements	F-8

RONALD R. CHADWICK, P.C.
Certified Public Accountant
2851 South Parker Road, Suite 720
Aurora, Colorado  80014
Telephone (303)306-1967
Fax (303)306-1944
Email: rcpc35@hotmail.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
By Design, Inc.
Denver, Colorado

I have audited the accompanying consolidated balance sheets of By Design, Inc. as of December 31, 2005 and 2006, and the related consolidated statements of operations, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audit.

I conducted my audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of By Design, Inc. as of December 31, 2005 and 2006, and the consolidated results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 6 to the financial statements the Company has suffered recurring losses from operations and has a working capital deficit that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 6. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Aurora, Colorado                            /s/ Ronald R. Chadwick, P.C.
August 10, 2007                                                                       RONALD R. CHADWICK, P.C.

BY DESIGN, INC.
CONSOLIDATED BALANCE SHEETS

			June 30, 2007
	Dec. 31, 2005	Dec. 31, 2006	(Unaudited)

ASSETS

Current assets
Cash	$30,717	$43,042	$5,371
Accounts receivable		59,025	148,185
Inventory	21,960	160,998	120,748
Total current assets	52,677	263,065	274,304

Fixed assets	24,497	77,160	87,060
Less accumulated depreciation	(761)	(31,958)	(36,678)
Other assets	1,500	4,100	4,100
	25,236	49,302	54,482

Total Assets	$77,913	$312,367	$328,786

LIABILITIES & STOCKHOLDERS' EQUITY

Current liabilities
Accounts payable	$-	$-	$-
Related party payables	3,503	3,503	1,901
Related party advances		323,447	333,447
Other liabilities		29,047	30,111
Total current liabilties	3,503	355,997	365,459

Total Liabilities	3,503	355,997	365,459

Stockholders' Equity
Preferred stock, $.01 par value;
1,000,000 shares authorized;
No shares issued & outstanding	-	-	-
Common stock, $.001 par value;
50,000,000 shares authorized;
9,197,802 shares issued
& outstanding	9,198	9,198	9,198
Additional paid in capital	93,403	63,403	63,403
Accumulated deficit	(28,191)	(116,231)	(109,274)

Total Stockholders' Equity	74,410	(43,630)	(36,673)

Total Liabilities and Stockholders' Equity	$77,913	$312,367	$328,786

The accompanying notes are an integral part of the consolidated financial statements.

BY DESIGN, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Period From
	Feb. 23, 2005		Six Months	Six Months
	(Inception)		Ended	Ended
	Through	Year Ended	June 30, 2006	June 30, 2007
	Dec. 31, 2005	Dec. 31, 2006	(Unaudited)	(Unaudited)

Sales	$-	$419,695	$123,850	$259,332
Cost of goods sold		195,786	77,012	153,902

Gross profit	-	223,909	46,838	105,430

Operating expenses:
Amortization & depreciation	761	31,197	12,976	4,720
General and administrative	27,595	280,726	179,523	93,769
Minority income	(100)
	28,256	311,923	192,499	98,489

Income (loss) from operations	(28,256)	(88,014)	(145,661)	6,941

Other income (expense):
Interest income	65	10		16
Interest expense		(36)	(36)
	65	(26)	(36)	16

Income (loss) before
provision for income taxes	(28,191)	(88,040)	(145,697)	6,957

Provision for income tax	-	-	-	-

Net income (loss)	$(28,191)	$(88,040)	$(145,697)	$6,957

Net income (loss) per share
(Basic and fully diluted)	$(0.00)	$(0.01)	$(0.02)	$0.00

Weighted average number of
common shares outstanding	9,107,892	9,197,802	9,197,802	9,197,802

The accompanying notes are an integral part of the consolidated financial statements.

BY DESIGN, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

	Common Stock
		Amount	Paid in	Accumulated	Stockholders'
	Shares	($.001 Par)	Capital	Deficit	Equity

Balances at Feb. 23, 2005 (Inception)	-	$-	$-	$-	$-

Compensatory stock issuances	9,000,000	9,000			9,000

Sales of common stock	197,802	198	86,703		86,901

Paid in capital			6,700		6,700

Net income (loss) for the period				(28,191)	(28,191)

Balances at Dec. 31, 2005	9,197,802	$9,198	$93,403	$(28,191)	$74,410

Distributions			(30,000)		(30,000)

Net income (loss) for the period				(88,040)	(88,040)

Balances at Dec. 31, 2006	9,197,802	$9,198	$63,403	$(116,231)	$(43,630)

Net income (loss) for the period				6,957	6,957

Balances at
June 30, 2007 (Unaudited)	9,197,802	$9,198	$63,403	$(109,274)	$(36,673)

The accompanying notes are an integral part of the consolidated financial statements.

BY DESIGN, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Feb. 23, 2005		Six Months	Six Months
	(Inception)		Ended	Ended
	Through	Year Ended	June 30, 2006	June 30, 2007
	Dec. 31, 2005	Dec. 31, 2006	(Unaudited)	(Unaudited)
Cash Flows From Operating Activities:
Net income (loss)	$(28,191)	$(88,040)	$(145,697)	$6,957

Adjustments to reconcile net loss to
net cash provided by (used for)
operating activities:
Amortization & depreciation	761	31,197	12,976	4,720
Accounts receivable		(59,025)	(31,418)	(89,160)
Inventory	(21,960)	(139,038)	(93,265)	40,250
Accrued payables	3,503	29,047	11,073	(538)
Compensatory stock issuances	9,000
Other assets	(1,500)	(2,600)	(2,600)
Net cash provided by (used for)
operating activities	(38,387)	(228,459)	(248,931)	(37,771)

Cash Flows From Investing Activities:
Fixed assets	(24,497)	(52,663)	(52,663)	(9,900)
Net cash provided by (used for)
investing activities	(24,497)	(52,663)	(52,663)	(9,900)

The accompanying notes are an integral part of the consolidated financial statements.

BY DESIGN, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005 and 2006, & June 30, 2007 (Unaudited)

NOTE 1. ORGANIZATION, OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

By Design, Inc. (the “Company”), was incorporated in the State of Nevada on February 23, 2005. The Company was formed to market and supply home design products to residential and commercial builders and developers. The Company may also engage in any other business permitted by law, as designated by the Board of Directors of the Company.

Principles of consolidation

The accompanying consolidated financial statements include the accounts of By Design, Inc. and its 51% owned subsidiary. All intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and cash equivalents

The Company considers all highly liquid investments with an original maturity of six months or less as cash equivalents.

Accounts receivable

The Company reviews accounts receivable periodically for collectability and establishes an allowance for doubtful accounts and records bad debt expense when deemed necessary. At December 31, 2005 and 2006, and June 30, 2007 the Company had no balance in its allowance for doubtful accounts.

Property and equipment

Property and equipment are recorded at cost and depreciated under accelerated methods over each item's estimated useful life.

Minority Interest

The Company’s subsidiary has minority members, representing ownership interests of 49% at December 31, 2005 and 2006.  Allocation of their proportionate net losses beyond $100 would result in negative capital accounts.  Accordingly, their investment is shown as $0 at

BY DESIGN, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005 and 2006, & June 30, 2007 (Unaudited)

NOTE 1. ORGANIZATION, OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  (Continued):

December 31, 2005 and 2006, and all losses subsequent to the minority members' capital accounts reaching zero have been charged to the majority member.

Inventories

Inventories, consisting of building materials, are stated at the lower of cost or market (first-in, first-out method). Costs capitalized to inventory include the purchase price, transportation costs, and any other expenditures incurred in bringing the goods to the point of sale and putting them in saleable condition. Costs of good sold include those expenditures capitalized to inventory.

Revenue recognition

Revenue is recognized on an accrual basis as earned under contract terms. Specifically, revenue from product sales is recognized when delivery occurs.

Advertising costs

Advertising costs are expensed as incurred. The Company recorded no advertising costs in 2005, 2006, or for the six months ended June 30, 2007.

Income tax

The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109 (“SFAS 109”). Under SFAS 109 deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Net income (loss) per share

The net income (loss) per share is computed by dividing the net income (loss) by the weighted average number of shares of common outstanding. Warrants, stock options, and common stock issuable upon the conversion of the Company's preferred stock (if any), are not included in the computation if the effect would be anti-dilutive and would increase the earnings or decrease loss per share.

BY DESIGN, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005 and 2006, & June 30, 2007 (Unaudited)

NOTE 1. ORGANIZATION, OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued):

Financial Instruments

The carrying value of the Company’s financial instruments, as reported in the accompanying balance sheets, approximates fair value.

Long-Lived Assets

In accordance with Statement of Financial Accounting Standard 144 “Accounting for the Impairment or Disposal of Long-Lived Assets”, the Company regularly reviews the carrying value of intangible and other long-lived assets for the existence of facts or circumstances, both internally and externally, that may suggest impairment. If impairment testing indicates a lack of recoverability, an impairment loss is recognized by the Company if the carrying amount of a long-lived asset exceeds its fair value.

Products and services, geographic areas and major customers

The Company earns revenue from the sale of building materials, but does not separate sales of different product lines into operating segments. All sales each year were domestic and to external customers.

Recent Accounting Pronouncements

In March 2005, the FASB issued SFAS No. 123 (revised 2004), "Share-Based Payment". SFAS 123(r) requires that the cost resulting from all share-based payment transactions be recognized in the consolidated financial statements. The Company has adopted the provisions of SFAS No. 123(r) which are effective in general for transactions entered into or modified after June 15, 2005. The adoption did not have a material effect on the results of operations of the Company.

In May 2005, the Financial Accounting Standards Board (FASB) issued SFAS No. 154, “Accounting Changes and Error Corrections – A Replacement of APB Opinion No. 20 and SFAS No. 3”. SFAS 154 changes the requirements for the accounting for and reporting of a change in accounting principle and applies to all voluntary changes in accounting principle. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. SFAS 154 requires retrospective application to prior periods’ consolidated financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. The Company has adopted the provisions of SFAS No. 154, which are effective for accounting changes and correction of errors made in fiscal years beginning after December 15, 2005. The adoption did not have a material effect on the results of

BY DESIGN, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005 and 2006, & June 30, 2007 (Unaudited)

NOTE 1. ORGANIZATION, OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued):

operations of the Company. In February 2006, the FASB issued SFAS No. 155 “Accounting for Certain Hybrid Financial Instruments – an amendment of FASB Statements No. 133 and 140”, to simplify and make more consistent the accounting for certain financial instruments. The Company has adopted the provisions of SFAS No. 155, which are effective in general for financial instruments acquired or issued in fiscal years beginning after September 15, 2006. The adoption did not have a material effect on the results of operations of the Company.

In March 2006, the FASB issued SFAS No. 156 "Accounting for Servicing of Financial Assets, an amendment of FASB Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities". This statement requires all separately recognized servicing assets and servicing liabilities be initially measured at fair value, if practicable, and permits for subsequent measurement using either fair value measurement with changes in fair value reflected in earnings or the amortization and impairment requirements of Statement No. 140. The Company has adopted the provisions of SFAS No. 156, which are effective in general for an entity's fiscal year beginning after September 15, 2006. The adoption did not have a material effect on the results of operations of the Company.

In December 2006, the FASB issued SFAS No. 157 “Fair Value Measurements”, to improve consistency and comparability in fair value measurements, and to expand related disclosures. The Company has adopted the provisions of SFAS No. 157, which are effective for consolidated financial statements for fiscal years beginning after November 15, 2007. The adoption did not have a material effect on the results of operations of the Company.

NOTE 2. RELATED PARTY TRANSACTIONS

The Company at December 31, 2006 and June 30, 2007 had a payable due to a Company officer for $323,447 and $333,447, for due on demand, unsecured, non-interest bearing working capital advances made to the Company.

NOTE 3. INCOME TAXES

Deferred income taxes arise from the temporary differences between financial statement and income tax recognition of net operating losses. These loss carryovers are limited under the Internal Revenue Code should a significant change in ownership occur.

BY DESIGN, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005 and 2006, & June 30, 2007 (Unaudited)

NOTE 3. INCOME TAXES (Continued):

At December 31, 2005 and 2006 the Company had net operating loss carryforwards of approximately $23,000 and $50,000 which begin to expire in 2025. The deferred tax asset of $9,000 and $29,000 created by the net operating losses has been offset by a 100% valuation allowance. The change in the valuation allowance in 2005 and 2006 was $9,170 and $19,801.

NOTE 4. FIXED ASSETS

Fixed asset values recorded at cost are as follows:

	June 30,
	2005	2006	2007

Furniture & fixtures	$2,798	$9,927	$9,927
Shop equipment	6,420	6,420	6,420
Computer equipment	3,160	3,160
Leasehold improvements	15,279	57,653	67,553
	24,497	77,160	87,060
Less accumulated depreciation	(761)	(31,958)	(36,678)
Total	$23,736	$45,202	$50,382

Depreciation expense in 2005, 2006 and for the six months ended June 30, 2007 was $761, $31,197 and $4,720.

NOTE 5. LEASE COMMITMENT

The Company rents office space at $1,500 per month under a lease expiring in October 2007, renewable year to year, with possible price increases upon renewal, and yard and warehouse space at approximately $2,000 per month plus costs under a non-cancellable lease with no renewal option expiring in March 3008. Rent expense under all leases for the years and six months ended December 31, 2005 and 2006, and June 30, 2007 was $4,065, $41,400 and $24,988. Minimum future rent expenses by year under the leases are: 2007 $37,900, and 2008 $44,000 ($81,900 total).

NOTE 6. GOING CONCERN

The Company has suffered recurring losses from operations and has a working capital deficit. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The Company may raise additional capital through the sale of its equity securities, through offerings of debt securities, or through borrowings from financial institutions. Management believes that actions presently being taken to obtain additional funding provide the opportunity for the Company to continue as a going concern.

BY DESIGN, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005 and 2006, & June 30, 2007 (Unaudited)

NOTE 7.  STOCK OFFERING

The Company is currently planning to register up to 197,100 shares of its common stock for resale by selling shareholders, under cover of a Form SB-2. The Company will receive no proceeds from the sale of the 197,100 shares of common stock. The costs of this offering will be paid by the Company.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.    Indemnification of Directors and Officers

Section 78.138 of the Nevada Revised Statutes provides that a Nevada corporation has the power, under specified circumstances, to indemnify its directors, officers, employees and agents, against expenses incurred in any action, suit or proceeding.  The Amended and Restated Articles of Incorporation and the bylaws of the Company provide for indemnification of directors and officers to the fullest extent permitted by the Nevada Revised Statutes.

The Nevada Revised Statutes provide that articles of incorporation may contain a provision eliminating the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 78.300 (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock) of the Nevada Revised Statutes, or (iv) for any transaction from which the director derived an improper personal benefit.  The Company’s Amended and Restated Articles of Incorporation contains such a provision.

Item 25.    Other Expenses of Issuance and Distribution

The following table sets forth an itemization of all estimated expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered:

Nature of expense amount

SEC Registration fee	$138
Accounting fees and expenses	$2,000
Legal fees and expenses	$20,000
Printing expenses	$1,000
Miscellaneous	$862

TOTAL	$24,000	*
__________

* Estimated.

Item 26.    Recent Sales of Unregistered Securities

On February 23, 2005, we issued the following restricted common shares to the following persons and entities at a price of $0.001 for past services:

Name	Number of Shares

Deanie J. Underwood	4,400,000
Bradley C. Underwood	4,400,000
Marion Lim Liab Company	200,000

Total	9,000,000

In the transactions shown above, the issuance, delivery and sale of our common stock were made pursuant to the private offering exemption within the meaning of Section 4(2) of the Securities Act of 1933 (“Act”) because the offers were made to a limited number of people, all of whom received all material information concerning the investment and all of whom have had sophistication and ability to bear economic risk based upon their representations to us and their prior experience in such investments. The exemptions are claimed upon, among other things, certain representations made by the purchasers in connection with the transactions. The purchase price paid by the purchasers’ consideration for the common stock was determined through arm's-length negotiations between the parties.

On April 8, 2005, we filed with the Colorado Division of Securities (the "Division"), Denver, Colorado, a Limited Registration Offering Statement under cover of Form RL pursuant to the Colorado Securities Code, relating to a proposed offering of up to 200,000 Common Shares. The Registration was declared effective by the Division on May 10, 2005. The Company raised $98,901 and sold a total of 197,802 shares in the offering. We relied on Rule 504 of Regulation D for the federal exemption. The sales were made under Colorado law pursuant to a Disclosure Document under cover of Form RL pursuant to the Colorado Securities Code. We relied upon exemption under Section 3(b) including Rule 504 there under, as amended for all investors because of their close relationship to us, the availability of information, and the filing of a Form D. The shares were sold through our officers and directors.

             Under this offering, we issued the following common shares to the following persons and entities for cash at a price of $0.50 per share as of July 5, 2005:

Name	Number of Shares
Michael D. Piciulo	1,000
Valerie Scott	500
Tom Scott	500
Tony N. Ciccio	500
Jon C. Suddarth	300
Bailey Valeades	600
William Joseph Schafbuch	600
Nikki A. Schafbuch	600
Lisa Kirby for Chad Kirby	13,334
Lisa Kirby for Kelsey Kirby	13,334
Lisa Kirby for Charlie Kirby	13,334
Joseph W. Turner	500
Danielle Turner	500
Steve Lee Gomez	500
Dawn Louise Gomez	500
Anthony Szeluga	500
Pat A. Szeluga	500
Sally Lyons	500
Rich Lyons	500
Matt Lyons	500
Lauren Lyons	500
Pamela M. Gleave	600
Robert Gleave	600
Hallie Gleave	600
Erik Osborn	500
Angela Osborn	500
Susan Tom	500
Clearance E. and
Shirley A. Osborn	500
Kirby Enterprise Fund	54,000
Amy Atkinson	1,000
Joe Murt	1,000
Douglas A. Garland	500
Joan A. Garland	500
Pat Bowman	500
Stephen D. Garland	500
West Hampton Special
Situations Fund	52,000
Wayne A. Cook	16,400
Inspiration Through Action, Inc.	18,000

Total	197,802

Item 27.                      Exhibits

The following Exhibits are filed with or incorporated by reference to this Registration Statement, pursuant to Item 601 of Regulation S-B.

Exhibit No.	Description
3.1	Articles of Incorporation of By Design, Inc.
3.2	Bylaws of By Design, Inc.
5.1	Opinion of David Wagner & Associates, P.C.
21.1	List of Subsidiaries
23.1	Consent of Independent Auditors
23.2	Consent of Counsel (See Exhibit 5.1)

Item 28.                      Undertakings

The undersigned registrant hereby undertakes to:

(1)           File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)           To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement, and

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)           That, for determining liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)           That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)           Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)           Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)           The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)           Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(v)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on August 28, 2007.

BY DESIGN, INC.

By:   /s/ Deanie J. Underwood
Deanie J. Underwood, President and Chief Executive Officer (Principal Executive Officer) and
Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

Signature	Title	Date
/s/ Deanie J. Underwood Deanie J. Underwood	President, Chief Executive Officer, Chief Financial Officer, Director	August 28, 2007
/s/ Bradley C. Underwood Bradley C. Underwood	Director	August 28, 2007